EXHIBIT 99.1

Erin Nolan Smith

Axeda Systems Inc.

+1 (508) 851-1251

enolan@axeda.com

Axeda Granted Extension from Nasdaq

Listing Qualifications Panel

Mansfield, MA – March 25, 2005 – Axeda Systems Inc. (Nasdaq: XEDA), the world’s leading provider of device relationship management (DRM) software and services, today announced that the Nasdaq Listing Qualifications Panel has approved its request for continued listing of its common stock on The Nasdaq SmallCap Market, via an exception from Nasdaq’s stockholders’ equity and minimum bid price requirements.

According to the exception, on or before April 30, 2005, Axeda must demonstrate a minimum of $2.5M in stockholders’ equity. In the event Axeda is able to evidence stockholders’ equity of at least $5M on or before April 30, 2005, the exception to the $1.00 bid price requirement will continue through August 15, 2005. In the event stockholders’ equity is greater than $2.5M but less than $5M on April 30, 2005, the exception to comply with the bid price requirement will continue through June 30, 2005.

If Axeda meets the terms of the exception, its shares will continue to be listed on The Nasdaq SmallCap Market. The Company intends to meet these terms; however, there can be no assurance that it will do so. Commencing Monday, March 28, 2005, and for the duration of the exception, the trading symbol for Axeda’s shares will be “XEDAC.”

About Axeda

The Company’s flagship product, the Axeda® DRM system helps manufacturing and service organizations increase revenue while lowering costs, by proactively monitoring and managing devices deployed at customer sites around the world. Axeda DRM is a highly scalable, field-proven, and comprehensive remote management solution that leverages its patented Firewall-Friendly™ technology to enable Machine-to-Machine (M2M) communication by utilizing the public Internet. Axeda customers include Global 2000 companies in many markets including Medical Instrument, Enterprise Technology, Office and Print

Production Systems, and Industrial and Building Automation industries. Axeda has sales and service offices in the U.S. and Europe, and distribution partners worldwide. More information about Axeda is available at www.axeda.com.

©2005 Axeda Systems. All rights reserved. Axeda, Axeda Systems, Axeda DRM, Axeda Device Relationship Management System, Axeda Agents, Axeda Applications, Axeda Policy Manager, Axeda Enterprise, Axeda Access, Axeda Software Management, Axeda Service, Axeda Usage, Automatic eCommerce, Firewall-Friendly, and Access. Insight. In Real Time. are trademarks of Axeda Systems. All other trademarks are either property of Axeda Systems or property of their respective owners.

This press release may contain certain forward-looking statements that relate to Axeda’s future performance. These forward-looking statements include, but are not limited to, those regarding Axeda’s products and markets, and may include implied statements concerning market acceptance of Axeda’s products and its growing leadership role in the DRM market. Such statements are subject to a number of risks and uncertainties that may cause the actual events or future results to differ from those discussed herein. Such factors include, among others: the difficulty of protecting and enforcing proprietary rights including but not limited to patent rights; the potential that Axeda may not be successful in enforcing its intellectual property rights; Axeda’s ability to manage technological change and respond to evolving industry standards, including the potential that new technology not protected by Axeda’s patents could be developed and patented by others; Axeda’s customers’ ability to implement or integrate Axeda’s DRM solutions successfully and in a timely fashion or achieve benefits attributable to Axeda’s DRM solutions; Axeda’s ability to maintain compliance with the minimum listing requirements of The Nasdaq SmallCap Market; uncertainties in the market for DRM products and the potential for growth in the DRM market; the long sales cycle for DRM products; limited distribution channels; present and future competition; and Axeda’s ability to service the principal and interest payments under its outstanding secured convertible term note either through stock conversions or cash payments when due and the risk that the lender could foreclose on its security interest in substantially all of Axeda’s assets if Axeda defaults on its payments under the notes. Investors are advised to read Axeda’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Factors Affecting Operating Results” and “Risk Factors” for a more complete discussion of these and other risks and uncertainties. Axeda assumes no obligation to update the forward-looking information contained in this press release.

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